Exhibit 99.1

FOR IMMEDIATE RELEASE

Monster Digital Announces Closing of its Initial Public Offering

Simi Valley, CA – July 13, 2016

Monster Digital, Inc., (“Monster Digital” or the “Company”), which develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications, today announced the closing of its initial public offering (the “Offering”) of 2,025,000 common shares and five year warrants to purchase 2,025,000 common shares at an exercise price of $5.625 per share, generating gross proceeds of $9,132,750. The common shares were priced at $4.50 per share while the warrants were priced at $.01 per warrant. Monster Digital's common shares trade on the NASDAQ Capital Market under the symbol “MSDI” and the warrants trade under the symbol “MSDIW”. In addition, Monster Digital has granted the underwriters a 45-day option to purchase from Monster Digital up to an additional 303,750 common shares and 303,750 warrants at the foregoing respective initial public offering prices, less the underwriting discount.

The Company plans to use the net proceeds of the Offering for repayment of indebtedness and for working capital, including the funding of inventory, expanding its sales and marketing efforts, and the payment of amounts owed to Monster, Inc. further to the Monster License Agreement.

Axiom Capital Management, Inc., acted as Sole Book-Running Manager and Lead Underwriter, and WestPark Capital, Inc. acted as Co-Underwriter for the Offering.

Monster Digital's registration statement relating to the Offering has been filed with, and declared effective by, the United States Securities and Exchange Commission (“SEC”). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Offering of the securities is made only by means of a prospectus forming a part of the effective registration statement. A copy of the prospectus relating to the Offering may be obtained by contacting Axiom Capital Management, Inc, 780 3rd Avenue, New York, NY 10017, or email prospectus@axiomcapital.com, or by calling 212-521-3800. A copy of the prospectus relating to the Offering may also be obtained by accessing the SEC’s website at www.sec.gov.

Monster is a registered trademark of Monster Products, Inc. in the U.S. and other countries.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

PCG Advisory

Investors:

Vivian Cervantes

D: 212-554-5482

Media:

Sean Leous

D: 646-863-8998